UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-76264
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-18869
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 33-39648
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 33-88740
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-70561
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 33-39646
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 33-88472
UNDER
THE SECURITIES ACT OF 1933

PARLEX CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

MASSACHUSETTS (State or Other Jurisdiction of Incorporation)	04-2464749 (I.R.S. Employer Identification No.)
ONE PARLEX PLACE
METHUEN, MASSACHUSETTS 01844
(Address of Principal Executive Offices)

2001 EMPLOYEES’ STOCK OPTION PLAN
1996 OUTSIDE DIRECTORS’ STOCK OPTION PLAN
1989 EMPLOYEES’ STOCK OPTION PLAN
1989 OUTSIDE DIRECTORS’ STOCK OPTION PLAN
(Full Title of the Plan)
JONATHAN R. KOSHEFF
Chief Financial Officer
Parlex Corporation
One Parlex Place
Methuen, MA 01844
(978) 685-4341
(Name, address, and telephone number, including area code, of Agent for Service)

DEREGISTRATION OF UNSOLD SECURITIES
     These Post-Effective Amendments relate to the following Registration Statements on Form S-8 of the Registrant (collectively, the “Registration Statements”):
     File No. 333-76264, pertaining to the registration of 600,000 shares of the Registrant’s common stock, par value $.10 per share (“Common Stock”), issuable under the Registrant’s 2001 Employees’ Stock Option Plan (the “2001 Employees’ Plan”), which was filed with the Securities and Exchange Commission on January 4, 2002;
     File No. 333-18869, pertaining to the registration 100,000 shares of Common Stock issuable under the Registrant’s 1996 Outside Directors’ Stock Option Plan (the “1996 Directors’ Plan”), which was filed with the Securities and Exchange Commission on December 27, 1996.
     File No. 33-39648, pertaining to the registration of 200,000 shares of Common Stock, issuable under the Registrant’s 1989 Employees’ Stock Option Plan (the “1989 Employees’ Plan”), which was filed with the Securities and Exchange Commission on January 14, 1999; File No. 33-88470, pertaining to the registration of an additional 100,000 shares of Common Stock, issuable under the 1989 Employees’ Plan, which was filed with the Securities and Exchange Commission on January 13, 1995; and File No. 333-70561, pertaining to the registration of an additional 300,000 shares of Common Stock, issuable under the 1989 Employees’ Plan, which was filed with the Securities and Exchange Commission on January 14, 1999;
     File No. 33-39646, pertaining to the registration 50,000 shares of Common Stock issuable under the Registrant’s 1989 Outside Directors’ Stock Option Plan (the “1989 Directors’ Plan”), which was filed with the Securities and Exchange Commission on March 25, 1991; and File No. 33-88472, pertaining to the registration of an additional 25,000 shares of Common Stock, issuable under the 1989 Directors’ Plan, which was filed with the Securities and Exchange Commission on January 13, 1995;
     On August 18, 2005, the Registrant entered into an Agreement and Plan of Merger (as amended the “Merger Agreement”) among the Registrant, Johnson Electric Holdings Limited (“JE Holdings”), J.E.C. Electronics Sub One, Inc. (“Parent”), and J.E.C. Electronics Sub Two, Inc. (“Purchaser), pursuant to which Purchaser will be merged with and into the Registrant (the “Merger”), and the Registrant will be the surviving corporation in the Merger. The closing for the Merger (the “Closing”) has occurred, and the Merger became effective November 10, 2005 pursuant to Articles of Merger filed on the same date with the Secretary of State of the Commonwealth of Massachusetts.
     Pursuant to Rule 478(a)(4) under the Securities Act of 1933, as amended, the Registrant hereby de-registers any and all shares of Common Stock originally reserved for issuance under the 2001 Employees’ Plan, the 1996 Directors’ Plan, the 1989 Employees’ Plan, and the 1989 Directors’ Plan (collectively, the “Plans”) and registered under the Registration Statements on Forms S-8 listed above, filed with Securities and Exchange Commission on the dates listed above, which have not been issued. The Plans, pursuant to which shares would have been issued, have been terminated and no additional shares may be issued or sold under such plans. There are no outstanding stock options as of the date hereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on November 10, 2005.

Parlex Corporation
/s/ Jonathan R. Kosheff
By: Jonathan R. Kosheff
Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the registration statements on Form S-8 have been signed below by the following persons in the capacities indicated on November 10, 2005.

SIGNATURE	TITLE

/s/ Alan Wong Alan Wong	Chief Executive Officer (Principal Executive Officer)
/s/ Jonathan R. Kosheff Jonathan R. Kosheff	Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Christopher J. Hasson Christopher J. Hasson	Director
/s/ Paul Hong To Tong Paul Hong To Tong	Director